Consent of Independent Registered Public Accounting Firm
Exhibit 23.1
We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 033-52877) pertaining to the Arkansas Best 401(k) and DC Retirement Plan of our report dated June 25, 2008, with respect to the financial statements and schedule of the Arkansas Best 401(k) and DC Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.
/s/ BKD, llp
BKD, llp
Fort Smith, Arkansas
June 25, 2008